EXHIBIT 99.1

1615 SOUTH 52nd STREET, TEMPE, ARIZONA (480) 449-8900 FAX (480) 449-8929

NEWS RELEASE

For Release Contact	August 14, 2007 (480) 449-8900 Norman Stout Inter-Tel Chief Executive Officer	(212) 355-4449 Steve Frankel / Jennifer Friedman Joele Frank, Wilkinson Brimmer Katcher

DELAWARE CHANCERY COURT DENIES INJUNCTION OF

INTER-TEL/MITEL MERGER

Mitel Merger Expected To Close August 16, 2007

TEMPE, Ariz., August 14, 2007—Inter-Tel (Delaware), Incorporated (NASDAQ: INTL) today announced that the Delaware Court of Chancery has denied a motion to enjoin the acquisition of Inter-Tel by Mitel Networks Corporation. As a result of this decision, Inter-Tel and Mitel now expect to close the transaction on Thursday, August 16, 2007.

Alexander L. Cappello, Inter-Tel’s Chairman, said of the decision, “We are very pleased that the Court has ruled in our favor. We continue to believe that the Mitel merger is in the best interests of Inter-Tel stockholders and look forward to closing the merger with Mitel on Thursday, August 16.”

About Inter-Tel (Delaware), Incorporated

Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,940 communications professionals, and services business customers through a network of 57 company-owned, direct sales offices and approximately 300 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, concerning, among other things, the anticipated completion of the Mitel merger. Forward-looking statements are statements in the future tense or that include words such as “intends,” “believe”, “expect”, “proposed”, “anticipates” and words of similar import. Forward-looking statements are based on assumptions, suppositions and uncertainties, as well as on management’s best current assessment of future events. However, actual results may differ materially from those reflected in forward-looking statements based on a number of factors, many of which are beyond the control of Inter-Tel. Such factors may include, without excluding other considerations, risks relating to the Mitel transaction and planned integration of the two companies, the outcome of pending litigation, activities undertaken by Steven G. Mihaylo, the satisfaction of the conditions to completion of the merger, and general market trends or economic changes. Inter-Tel disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Inter-Tel and the Inter-Tel logo are trademarks of Inter-Tel (Delaware), Incorporated.